Exhibit 99.1

News Release

®

P. O. Box 1980

Winchester, VA 22604-8090

FOR IMMEDIATE RELEASE

Contact:         Glenn Eanes
                       Vice President and Treasurer
                       540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES

CAPACITY REDUCTIONS

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WINCHESTER, VA. (March 31, 2009) – American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the remodeling and new construction industries, announced today that the continuing housing slump has led to the decision to reduce production capacity. In a realignment of the Company’s manufacturing network, the facility in Berryville, Virginia and the oldest of the three facilities in Moorefield, West Virginia will be permanently closed. In addition, the Company will suspend operations in Tahlequah, Oklahoma until market conditions improve and additional capacity is needed.

The Company presently estimates total pre-tax costs associated with these, as well as other staffing adjustments, of approximately $17 million, including approximately $8 million of non-cash charges. The Company expects approximately $14 million of the total charges to be recognized during its fourth fiscal quarter ending April 30, 2009. The remaining charges, primarily related to employee severance, will be incurred during the first six months of fiscal 2010. Once all actions have been completed, the Company estimates on-going annual cost savings of approximately $20 million.

Kent Guichard, President and Chief Executive Officer commented, “The on-going economic recession, particularly in the housing sector, has significantly reduced demand for the Company’s products and services. While we have gained market share, the overall drop in consumer activity has created excess capacity that is simply too expensive to maintain.” He added, “These targeted reductions will increase our utilization rates and decrease overhead costs while retaining sufficient capacity to service our customers for the foreseeable future. Our remaining network of eleven manufacturing facilities is well positioned to fully participate in a housing recovery on the other side of the economic cycle.”

Regarding the Virginia and West Virginia facilities, Guichard noted, “The Berryville and Moorefield plants are outdated facilities that have limited ability to benefit from modern manufacturing techniques designed to improve the overall experience for the customer. In addition, the age of these two plants would have required increasing levels of infrastructure investment without a sufficient economic return.” Guichard went on to comment, “I would like to express my appreciation to the outstanding employees at these facilities that have contributed to the success of the Company over many years. The fact that these aging assets have remained competitive for so long is a testament to their hard work, dedication and resourcefulness.”

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Regarding the Oklahoma facility, Guichard stated, “The Tahlequah facility is a modern and efficient plant with long term potential. Unfortunately, the primary regions serviced by this plant have been especially hard hit by the economic downturn. Considering the high cost of transportation outside the plant’s natural service region, we have made the decision to suspend operations until such time as demand can support the operation.” Guichard added, “I would like to express my gratitude to the entire team in Tahlequah. The employees have kept the plant viable despite decreasing volumes for longer than could have been expected.”

Adding context to the decisions, Guichard commented, “The current market conditions remain challenging. We continue to make choices, sometimes difficult choices, in the best interests of our long term stakeholders. In this environment, we place a high priority on maintaining the financial strength of the Company. Our balance sheet remains outstanding with low debt and significant cash reserves that provide a high degree of liquidity. We have consistently generated positive cash flow despite the economic cycle and the actions announced today will continue to lower the Company’s breakeven point and enhance our ability to generate favorable results.”

American Woodmark Corporation, located in Winchester, VA, is the third largest manufacturer of kitchen and bath cabinets in the United States. Offering more than 350 cabinet lines in a wide variety of designs, materials and finishes, American Woodmark products are sold through a network of dealers and distributors and directly to home centers and major home builders.

The Company operates 14 manufacturing facilities in Arizona, Georgia, Indiana, Kentucky, Maryland, Oklahoma, Tennessee, Virginia and West Virginia, as well as various service centers across the country. American Woodmark shares are traded on the NASDAQ Global Select Market under the symbol “AMWD.” To find out more about American Woodmark, and view its vast array of cabinet styles, visit its web site at www.americanwoodmark.com.

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